Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com

For Immediate Release

June 3, 2019

A. O. Smith Increases 2019 Share Repurchase Program by 50 Percent to $300 Million

Milwaukee, Wis. – On June 3, 2019, the Board of Directors of A. O. Smith Corporation (NYSE-AOS) approved adding 3,000,000 shares of common stock to an existing discretionary share repurchase authority. Including the additional shares, the Company has 7,550,753 shares remaining on the board share repurchase authority. The Company increased the amount of its 2019 planned Rule 10b5-1 automatic trading plan and opportunistic share repurchase program from its previously stated $200 million to $300 million, depending on factors such as stock price, working capital requirements and alternative investment opportunities.

“With our cash position, strong balance sheet and confidence in our global business, we are increasing our 2019 share repurchase program by 50 percent to $300 million,” noted Kevin J. Wheeler, president and chief executive officer.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further weakening of the Chinese economy and/or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the company’s businesses from international tariffs and trade disputes; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more, information visit www.aosmith.com.